Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Other Service Providers” in the Combined Proxy Statement and Prospectus for the reorganization of WisdomTree Continuous Commodity Index Fund (the “Target Fund”) into and with the WisdomTree Enhanced Commodity Strategy Fund, a series of the WisdomTree Trust, (the “Acquiring Fund”), included in the Registration Statement of the Acquiring Fund on Form N-14 (the “Registration Statement”).

We also consent to the use of our reports, dated February 21, 2020, on the consolidated financial statements of the Target Fund and the financial statements of WisdomTree Continuous Commodity Index Master Fund (the “Master Fund”) as of December 31, 2019 and 2018 and for the years referenced therein, included in the Registration Statement.

We also consent to the use of our reports, dated February 21, 2020, on the effectiveness of internal control over financial reporting of the Target Fund and the Master Fund as of December 31, 2019, included in the Registration Statement.

/s/ Ernst & Young LLP

New York, New York

September 9, 2020